Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated and combined financial statements of Discover Financial Services dated February 21, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Discover Financial Services’ adoption of the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans, on November 30, 2007) appearing in the Annual Report on Form 10-K of Discover Financial Services for the year ended November 30, 2007.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 11, 2008